Exhibit 1.01

Micron Technology, Inc.
Conflict Minerals Report
Calendar Year 2019

We1 prepared this Conflict Minerals Report (“CMR”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). This CMR covers the calendar year reporting period ended December 31, 20192 and is filed as an exhibit to our Form SD. This CMR includes a description of the measures we have taken to exercise due diligence on the source and chain of custody of conflict minerals3 (specifically gold, and the derivatives tin, tantalum, and tungsten (collectively “3TG”)) necessary to the functionality or production of our memory and storage products4 manufactured during the year ended December 31, 2019.

Overview of Our Commitment to Responsible Sourcing:

In support of global responsible sourcing, we are committed to monitoring our supply chain with a goal to ensure that conflict minerals directly or indirectly supporting civil violence or human rights abuses in the Democratic Republic of the Congo (“DRC”) or adjoining countries are not used in the manufacture of Micron products. We also believe that responsible sourcing means continuing to support stable economic development in the DRC region (rather than a DRC embargo), and accordingly we do not prohibit our suppliers from using 3TG metals sourced from the region. Our conflict mineral supply chain monitoring program is consistent with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and integrates tools developed by the Responsible Minerals Initiative (“RMI”).

Micron is a founding member of the Responsible Minerals Initiative, RMI (member ID MICR). We continue to support the RMI and its Responsible Minerals5 third-party auditing program, the Responsible Minerals Assurance Process (“RMAP”), as part of our commitment to drive ethical sourcing of 3TG metals throughout our supply chain. In 2019, we continued working with RMI and provided leadership through multiple RMI leadership working groups, including the Smelter Engagement, Multi-Stakeholder, Gold, Due Diligence Practices, Minerals Reporting Template and Plenary Working Groups. The Plenary Working Group is tasked with defining future directions, protocol, procedures, issue resolutions, recognition of other reporting organizations, training, oversight, and smelter and refiner engagements. To learn more about RMI’s initiatives to help companies achieve a responsible minerals supply chain and the Responsible Minerals Assurance Process visit: http://www.responsiblemineralsinitiative.org/.

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1 In this CMR, unless otherwise indicated or the context otherwise requires, “we,” “us,” “our,” “Micron,” and the “Company” refers to Micron Technology, Inc. and its subsidiaries.
2 Unless otherwise noted, any designation of years refers to calendar years.
3 Conflict minerals are those minerals regulated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. They include columbite-tantalite, also known as coltan (and its derivative tantalum); cassiterite (and its derivative tin); wolframite (and its derivative tungsten); and gold.
4 Memory and storage products include NAND, DRAM, NOR and 3D XPoint components, and products we sell that contain such components. The term “memory and storage products” does not include custom tools we make for our own use or sell to our former joint venture partner. Memory and storage products accounted for more than 99% of our revenue during 2019.
5 The term “Responsible Minerals” herein means the relevant smelters or refiners are verified as Conformant with the RMI’s RMAP or an equivalent third-party auditing program.

Micron’s Responsible Minerals Policy is published at https://www.micron.com/about/our-commitment/sourcing-responsibly/responsible-minerals-policy. To learn more about our conflict minerals supplier requirements, see our Micron Supplier Requirements Standard (“SRS”) at https://www.micron.com/about/our-commitment/sourcing-responsibly/suppliers. The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.

Overview of Micron’s Conflict Minerals Program:

We require our suppliers6 to source conflict minerals from smelters and refiners validated as Conformant7 with responsible minerals sourcing standards (such as the RMAP or standards enacted by the London Bullion Market Association (“LBMA”) or the Responsible Jewellery Council (“RJC”)). To ensure our suppliers meet our SRS requirements for responsible minerals sourcing, we make all suppliers aware of our commitment to responsible sourcing and our expectation that all smelters and refiners in our supply chain are Conformant with responsible minerals sourcing standards; conduct ongoing due diligence on the source and chain of custody of conflict minerals in our supply chain in conformance with the OECD’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas; encourage suppliers to adopt responsible sourcing practices; and collaborate with industry stakeholders through our leadership in the RMI. To further transparency in the conflict mineral supply chain, in addition to publicly reporting the results of our due diligence efforts annually, we share our due diligence results directly with our customers.

In 2019, we required all new suppliers to take a Supplier Compliance Training, which helped increase awareness of and focus on our requirement that Micron suppliers may only use Conformant smelters and refiners. As a result, during 2019 and for the third consecutive year, no supplier within our memory and storage products supply chain proposed adding any non-Conformant smelters or refiners. We also maintained our resolution process to quickly identify and remove smelters and refiners from our supply chain when they drop out of the RMI, LBMA or RJC programs and thus become non-Conformant.

Based on the information provided by our suppliers and our due diligence efforts through December 31, 2019, we identified a total of 240 smelters and refiners we believe were in our memory and storage products supply chain at any point during the year ended December 31, 2019, all of which were validated as Conformant at the time they entered our supply chain. 37 smelters and refiners that were reported to be in our memory and storage products supply chain during 2019 were subsequently determined to be inoperative or removed on or prior to December 31, 2019. Accordingly, we determined that 203 smelters and refiners were in our memory and storage products supply chain as of December 31, 2019, all of which were validated as Conformant.

1. Our Outreach to Suppliers and Reasonable Country of Origin Inquiry

Our goal is to ensure that all 3TG metals in our supply chain are sourced through responsible minerals smelters and refiners. In furtherance of that goal, we require that each supplier in our memory and storage products supply chain must participate in our Supplier Management Performance process. This process begins with our annual submission of an inquiry letter to our suppliers (including a link to the RMI Conflict Minerals Reporting Template (“CMRT”)). Through the CMRT we request information from suppliers regarding their 3TG supply chains, including the names and locations of smelters and refiners of 3TG as well as the country of origin of 3TG processed by such smelters and refiners. We then ask that suppliers review and acknowledge our Responsible Minerals Policy and our SRS, which sets out our expectations that all smelters and refiners in our supply chain are, and remain, validated as Conformant.
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6 The term “supplier(s)” refers to both incumbent and new suppliers and manufacturers that are likely to provide us with products containing 3TG metals that are necessary to the function or manufacture of our memory and storage products.
7 The term “Conformant” means that smelters or refiners are verified as Conformant with the RMI’s RMAP or an equivalent third-party auditing program.

We applied our Supplier Management Performance process to each new supplier as they were added to our memory and storage products supply chain throughout the year and required all new suppliers to complete our formal Supplier Compliance Training program.

We make our suppliers aware that smelters and refiners that fail to become Conformant in one or more responsible sourcing auditing programs will be targeted for removal from our memory and storage products supply chain. In addition, the terms and conditions we include with every Micron purchase order further reinforce our responsible sourcing expectations and requirements with direct reference to our SRS. Throughout 2019, we worked with our suppliers to help raise awareness of our expectations, provide ongoing education concerning our requirements, and provide training through our risk mitigation and escalation process.

Our outreach to suppliers, which included our reasonable country of origin inquiry, did not provide us with complete information on the origin of 3TG from smelters and refiners reported to be in our memory and storage products supply chain in 2019. We had reason to believe, however, that at least some sourcing was from the DRC and adjoining countries. Accordingly, we conducted due diligence on the chain and custody of 3TG and prepared this Conflict Minerals Report.

2. Our Conflict Minerals Due Diligence Program

2.1 Our Conflict Minerals Due Diligence Program Design

We have designed our conflict minerals due diligence program in conformance with the principles of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition) and the supplements thereto as applied to downstream companies.

2.2 Our Conflict Minerals Due Diligence for 2019 Products

2.2.1 Our Management System

For the year ended December 31, 2019, management of our conflict minerals program was provided by a cross-functional Conflict Minerals Steering Team, with representatives from Micron’s Procurement, Supply Chain, Quality, Finance, Sales, Sustainability and Legal departments, headed by a Senior Procurement Compliance Manager. The Steering Team met at least monthly during the year ended December 31, 2019 to review progress towards maintaining our goal of a responsibly-sourced supply chain. Oversight of the Conflict Minerals Steering Team was provided by a cross-functional Conflict Minerals Executive Team comprised of Vice President-level executives, which is charged with sponsoring and reviewing our conflict minerals program. The Steering Team reported to the Executive Team on a monthly basis during the year ended December 31, 2019. In addition, our Global Supply Chain Compliance Council, which includes a subset of our Conflict Minerals Executive Team, is charged with direct oversight of our responsible sourcing program. During the year ended December 31, 2019, the Steering Team reported to the Global Supply Chain Compliance Council quarterly to review our progress towards our goal of achieving a responsibly-sourced supply chain.

We also continued to incorporate our conflict minerals supplier requirements (i.e., that suppliers must report 100% of their supply chain and only source from Conformant smelters and refiners) into the terms and conditions of our purchase orders and supplier agreements, and maintained internal and third-party access to our ethics and compliance hotline, which can be used to report issues relating to conflict minerals. Our program included a ten-year record retention policy for our conflict minerals documents.

2.2.2 Our Risk Assessment

We collected, screened and analyzed CMRTs from all 3TG-exposed suppliers for the year ended December 31, 2019. We provided our suppliers with formal notification of Micron’s requirements to convey our expectations that they report to us, within fourteen days of any such occurrence, any changes to their supply chains that would affect their CMRT status.

2.2.3 Our Risk Management

We reviewed all CMRT responses and updates received for the year ended December 31, 2019 and determined whether the disclosed smelters or refiners were recognized by RMI or equivalents as processors of 3TG metals, and if so, whether they had been validated as Conformant with these organizations. We reviewed supplier CMRTs for accuracy and overall adherence to our conflict minerals requirements, as delivered through our inquiry letter to suppliers, and we began our risk mitigation (and escalation processes, if necessary) set out in our conflict minerals procedures with suppliers having disclosed any smelters or refiners that were not Conformant. If a supplier reports a CMRT that includes smelters or refiners not yet listed as Conformant, we implement our risk mitigation procedures, beginning with direct outreach to the supplier and escalating discussions up the management structure of our respective companies. We work with these suppliers throughout the risk mitigation process to provide awareness of Micron’s goal to only source from Conformant smelters or refiners. During the year ended December 31, 2019, zero suppliers in our memory and storage products supply chain reported smelters or refiners not yet validated as Conformant in a responsible minerals auditing program. 37 smelters and refiners that were reported to be in our memory and storage products supply chain during 2019 were subsequently determined to be inoperative or removed on or prior to December 31, 2019.

We are members of multiple RMI working groups, including the RMI Smelter Engagement Working Group, which was tasked with identifying and influencing smelters in the supply chains of RMI members to join the RMAP and become validated as responsibly sourced. Micron also has additional RMI formal representation and leadership positions on multiple RMI working groups, including the Multi-Stakeholder, Due Diligence Practices, Minerals Reporting Template, Gold and Plenary Working Groups. Through our membership dues, we provide funding to DRC in-region agencies.

2.2.4 Smelter and Refiner Auditing

As we do not source 3TG metals directly from smelters or refiners, we rely on independent third-party auditing programs, such as the RMAP, LBMA, and RJC to coordinate audits of smelters and refiners in our memory and storage products supply chain.

2.2.5 Reporting

We report our annual due diligence results in our conflict minerals program to the U.S. Securities and Exchange Commission through the Form SD and the CMR. We make the CMR available on our company website.

3. Our Product Descriptions

Overview

We offer a broad portfolio of semiconductor memory and storage products. We conducted due diligence, as described in this CMR, to try to determine the source and chain of custody of the necessary 3TG metals contained in these memory and storage products. Our management assessment process led us to believe that at least some sourcing is from the DRC and adjoining countries. We were unable to determine the country of origin of some of the 3TG metals contained in memory and storage products we manufactured and sold during the year ended December 31, 2019 and/or whether some of the memory and storage products we manufactured and sold during the year ended December 31, 2019 contain 3TG metals that may have directly or indirectly financed or benefited armed groups in the DRC or an adjoining country.

Description of Memory and Storage Products

During the year ended December 31, 2019, we manufactured or contracted to manufacture the following memory and storage products containing 3TG metals.

Dynamic Random Access Memory (“DRAM”)

DRAM products are high-density, random access memory devices that provide high-speed data storage and retrieval with a variety of performance, pricing, and other characteristics.

Wafer, Component, and Module DRAM: Wafer, component, and module DRAM products offer high speed and bandwidth, primarily for use in computers, servers, networking devices, communications equipment, consumer electronics, automotive, and industrial applications.

Graphics DRAM: DRAM graphics products are high-performance, high-bandwidth, cost-effective memory products for use in applications such as game consoles, PC graphics cards and graphics processing unit-based data center solutions.

LPDRAM: LPDRAM products offer lower power consumption relative to other DRAM products and are used primarily in smartphones, tablets, automotive applications, laptop computers, and other mobile consumer devices that require low power consumption.

NAND

NAND products are electrically re-writeable, non-volatile semiconductor memory and storage devices that retain content when power is turned off. NAND is ideal for mass-storage devices due to its fast erase and write times, high density, and low cost per bit relative to other solid-state memory technologies. NAND-based storage devices are utilized in smartphones, SSDs, tablets, computers, automotive and industrial applications, networking, and other consumer applications. Removable storage devices, such as USB and Flash memory cards, are used with applications such as PCs, digital still cameras, and smartphones.

Wafer and Component NAND: Wafer and component NAND products are sold in component and wafer forms to various customers and partners that then incorporate these products into their end products.

Solid State Drives (“SSDs”): SSDs incorporate NAND, a controller, and firmware and are a significant portion of our net sales. We offer client, cloud, enterprise, and automotive SSDs which feature higher performance, reduced-power consumption, and enhanced reliability as compared to typical hard disk drives.

Multi-Chip Packages (“MCPs”) and Managed NAND: MCP products combine DRAM, NAND, and/or NOR and in some cases also include a controller and firmware. Our managed NAND includes e.MMC and universal flash storage (“UFS”) solutions, each of which combine high-capacity NAND with a high-speed controller and firmware in a small ball-grid array, and eMCP products, which combine an e.MMC/UFS solution with LPDRAM.

NOR Flash

NOR Flash products are electrically re-writeable semiconductor memory devices that offer fast read times and are used in automotive, industrial, connected home, and consumer applications.

3D XPoint Memory

3D XPoint is a category of non-volatile memory, which uses an innovative, transistor-less, cross point architecture to create a three-dimensional checkerboard where memory cells sit at the intersection of word lines and bit lines, allowing the cells to be addressed individually. As a result, data can be written and read in small sizes, leading to fast and efficient read/write processes. 3D XPoint technology has higher chip density than DRAM, and compared to NAND, has up to 1,000 times lower latency and exponentially greater endurance.

Reported Smelters and Refiners Used to Process 3TG Metals

We identified 240 smelters and refiners that are recognized by RMI, LBMA or RJC to be processors of 3TG metals and that we believe were potentially in our memory and storage products supply chain for the year ended December 31, 2019. All of these smelters and refiners were validated as Conformant with a responsibly-sourced auditing program, though 37 smelters and refiners that were reported to be in our memory and storage products supply chain during 2019 were subsequently determined to be inoperative or removed on or prior to December 31, 2019. Many of our suppliers reported smelter and refiner information at the company level rather than limiting their responses to smelters and refiners associated with products sold to Micron. As a result, some reported smelters and refiners may not be associated with our memory and storage products. Appendix A sets forth a list of the names, locations, and status of all of the smelters and refiners in our memory and storage products supply chain as reported by our suppliers for the year ended December 31, 2019.

Throughout 2019, we worked with our suppliers in an effort to source only from smelters and refiners that were validated as Conformant with a responsibly-sourced auditing program. As of December 31, 2019, our memory and storage products supply chain included 203 smelters and refiners, all of which were validated as Conformant.

Aggregated Countries of Origin of 3TG Metals

Our due diligence efforts did not result in sufficient information to conclusively determine the countries of origin of all 3TG metals in our products due to the fact that the RJC does not report country of origin information for smelters and refiners that participate in its programs. Appendix B sets forth a list of countries of origin of 3TG metals that may be in our products based on information provided to us by our suppliers and RMI, which is available to us (and is therefore being disclosed) on an aggregated basis only for RMAP Conformant smelters.

Efforts to Determine the Mine or Location of Origin

RMI has an established audit protocol to assess whether smelters and refiners of 3TG metals employed policies, practices, and procedures to source responsibly-sourced minerals. RMI, through the RMAP, collects and provides access for its members to certain information regarding the origin of minerals processed at RMAP responsibly-sourced smelters and refiners.

We required the suppliers in our memory and storage products supply chain to complete the RMI CMRT, which requested information regarding the mine or location of origin of necessary conflict minerals processed by the smelters and refiners our suppliers identified as potentially associated with our 3TG metals supply chain. We reviewed the supplier responses as well as information available through the RMI on the mine or location of origin of 3TG metals processed by these smelters and refiners collectively. Because we were unable to confirm the supplier data, our list of the countries of origin in Appendix B reflects the aggregated list of countries provided by RMI for RMAP responsibly-sourced smelters and refiners.

4. 2020 Due Diligence Improvement Measures

During the 2020 reporting year, Micron intends to:

•Continue to engage with and provide active participation and leadership in the various RMI working groups;

•Continue to proactively work with all suppliers in an effort to accomplish our goal that all smelters and refiners in our supply chain are Conformant;

•Continue to refine and improve our escalation processes to ensure quick remediation, including removal, of any smelter or refiner that loses Conformant status; and

•Expand our conflict minerals program to a broader Responsible Sourcing program designed to ensure responsible sourcing of additional minerals and include more geographies as solutions are deployed and implemented through RMI.

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This Conflict Minerals Report contains forward looking statements related to our conflict minerals diligence programs for 2020. We wish to caution you that such statements are predictions and that actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this Report to conform these statements to actual results.

Appendix A
Reported 3TG Smelters and Refiners List

This table provides the names, locations, and status of all of the smelters and refiners in our memory and storage products supply chain as reported by our suppliers for the year ended December 31, 2019. The smelter and refiner names, locations, and status appear as they are listed in the RMI Smelter Database as of January 17, 2020. We cannot confirm that any or all smelters and refiners in this table processed the necessary 3TG metals contained in our products, as many of our in scope suppliers identified all smelters and refiners in their total supply chain rather than just those smelters and refiners associated with products sold to us.

Smelters and refiners noted with an asterisk (*) in this table represent the 37 smelters and refiners that were reported to be in our memory and storage products supply chain during 2019 and were subsequently determined to be inoperative or removed on or prior to December 31, 2019. Up-to-date information on the validation status of smelters and refiners participating in the RMAP is available at http://www.responsiblemineralsinitiative.org/smelters-refiners-lists.

Metal	Smelter or Refinery Name	Location	Status

Gold	8853 S.p.A.	Italy	Conformant
Gold	Advanced Chemical Company	United States	Conformant
Gold	Al Etihad Gold Refinery DMCC*	United Arab Emirates	Non Conformant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	Conformant
Gold	Asahi Pretec Corp.	Japan	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	Conformant
Gold	Asahi Refining USA Inc.	United States	Conformant
Gold	AU Traders and Refiners	South Africa	Conformant
Gold	Aurubis AG	Germany	Conformant
Gold	Bangalore Refinery	India	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	Conformant
Gold	Boliden AB	Sweden	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Conformant
Gold	Cendres + Metaux S.A.	Switzerland	Conformant
Gold	Chimet S.p.A.	Italy	Conformant
Gold	Dowa	Japan	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	Conformant
Gold	Emirates Gold DMCC	United Arab Emirates	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	Conformant
Gold	Heimerle + Meule GmbH	Germany	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	Conformant
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	Conformant

Metal	Smelter or Refinery Name	Location	Status

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
Gold	Istanbul Gold Refinery	Turkey	Conformant
Gold	Italpreziosi	Italy	Conformant
Gold	Japan Mint	Japan	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	Conformant
Gold	JSC Uralelectromed	Russia	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Conformant
Gold	Kazzinc	Kazakhstan	Conformant
Gold	Kennecott Utah Copper LLC	United States	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	Conformant
Gold	Korea Zinc Co., Ltd.	South Korea	Conformant
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	Conformant
Gold	L'Orfebre S.A.	Andorra	Conformant
Gold	LS-NIKKO Copper Inc.	South Korea	Conformant
Gold	LT Metal Ltd.	South Korea	Conformant
Gold	Marsam Metals	Brazil	Conformant
Gold	Materion	United States	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	Conformant
Gold	Metalor Technologies S.A.	Switzerland	Conformant
Gold	Metalor USA Refining Corporation	United States	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	Conformant
Gold	Mitsubishi Materials Corporation	Japan	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	Conformant
Gold	Moscow Special Alloys Processing Plant	Russia	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	Conformant
Gold	Nihon Material Co., Ltd.	Japan	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	Conformant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russia	Conformant
Gold	OJSC Novosibirsk Refinery	Russia	Conformant
Gold	PAMP S.A.	Switzerland	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	Conformant
Gold	Prioksky Plant of Non-Ferrous Metals	Russia	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	Conformant
Gold	PX Precinox S.A.	Switzerland	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	Conformant

Metal	Smelter or Refinery Name	Location	Status

Gold	REMONDIS PMR B.V.	Netherlands	Conformant
Gold	Royal Canadian Mint	Canada	Conformant
Gold	SAAMP	France	Conformant
Gold	Safimet S.p.A	Italy	Conformant
Gold	Samduck Precious Metals	South Korea	Conformant
Gold	SAXONIA Edelmetalle GmbH	Germany	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	Spain	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Conformant
Gold	Singway Technology Co., Ltd.	Taiwan	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russia	Conformant
Gold	Solar Applied Materials Technology Corp.	Taiwan	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Conformant
Gold	T.C.A S.p.A	Italy	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	Conformant
Gold	Umicore Brasil Ltda.	Brazil	Conformant
Gold	Umicore Precious Metals Thailand	Thailand	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
Gold	United Precious Metal Refining, Inc.	United States	Conformant
Gold	Valcambi S.A.	Switzerland	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	Conformant
Gold	WIELAND Edelmetalle GmbH	Germany	Conformant
Gold	Yamakin Co., Ltd.	Japan	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	Conformant
Tantalum	D Block Metals, LLC	United States	Conformant
Tantalum	Exotech Inc.	United States	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	Conformant
Tantalum	Global Advanced Metals Boyertown	United States	Conformant
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.*	China	Conformant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	Conformant
Tantalum	H.C. Starck Co., Ltd.	Thailand	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Conformant
Tantalum	H.C. Starck Inc.	United States	Conformant
Tantalum	H.C. Starck Ltd.	Japan	Conformant
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	Conformant
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	Conformant

Metal	Smelter or Refinery Name	Location	Status

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	Conformant
Tantalum	Jiujiang Janny New Material Co., Ltd.*	China	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	Conformant
Tantalum	KEMET Blue Metals	Mexico	Conformant
Tantalum	KEMET Blue Powder	United States	Conformant
Tantalum	LSM Brasil S.A.	Brazil	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	Conformant
Tantalum	Mineracao Taboca S.A.	Brazil	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Conformant
Tantalum	NPM Silmet AS*	Estonia	Conformant
Tantalum	PRG Dooel	North Macedonia	Conformant
Tantalum	Resind Industria e Comercio Ltda.	Brazil	Conformant
Tantalum	Solikamsk Magnesium Works OAO	Russia	Conformant
Tantalum	Taki Chemical Co., Ltd.	Japan	Conformant
Tantalum	Telex Metals	United States	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Conformant
Tin	Alpha	United States	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	CV Ayi Jaya*	Indonesia	Conformant
Tin	CV Dua Sekawan*	Indonesia	Conformant
Tin	CV Gita Pesona*	Indonesia	Conformant
Tin	CV United Smelting*	Indonesia	Conformant
Tin	CV Venus Inti Perkasa*	Indonesia	Conformant
Tin	EM Vinto	Bolivia	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu Fengming Metallurgy Chemical Plant	China	Conformant
Tin	Gejiu Jinye Mineral Company*	China	Non Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	China	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant

Metal	Smelter or Refinery Name	Location	Status

Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	Conformant
Tin	Huichang Jinshunda Tin Co., Ltd.	China	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Melt Metais e Ligas S.A.	Brazil	Conformant
Tin	Metallic Resources, Inc.	United States	Conformant
Tin	Metallo Belgium N.V.	Belgium	Conformant
Tin	Metallo Spain S.L.U.	Spain	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Modeltech Sdn Bhd*	Malaysia	Non Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia	Conformant
Tin	PT Aries Kencana Sejahtera*	Indonesia	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya*	Indonesia	Conformant
Tin	PT Babel Inti Perkasa*	Indonesia	Conformant
Tin	PT Bangka Prima Tin*	Indonesia	Conformant
Tin	PT Bangka Serumpun*	Indonesia	Conformant
Tin	PT Bangka Tin Industry*	Indonesia	Conformant
Tin	PT Belitung Industri Sejahtera*	Indonesia	Conformant
Tin	PT Bukit Timah*	Indonesia	Conformant
Tin	PT DS Jaya Abadi*	Indonesia	Conformant
Tin	PT Inti Stania Prima*	Indonesia	Conformant
Tin	PT Karimun Mining*	Indonesia	Conformant
Tin	PT Kijang Jaya Mandiri*	Indonesia	Conformant
Tin	PT Lautan Harmonis Sejahtera*	Indonesia	Conformant
Tin	PT Menara Cipta Mulia*	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Panca Mega Persada*	Indonesia	Conformant
Tin	PT Premium Tin Indonesia*	Indonesia	Conformant
Tin	PT Prima Timah Utama*	Indonesia	Conformant
Tin	PT Rajehan Ariq*	Indonesia	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Sariwiguna Binasentosa*	Indonesia	Conformant
Tin	PT Stanindo Inti Perkasa*	Indonesia	Conformant
Tin	PT Sukses Inti Makmur*	Indonesia	Conformant
Tin	PT Sumber Jaya Indah*	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant

Metal	Smelter or Refinery Name	Location	Status

Tin	PT Tinindo Inter Nusa*	Indonesia	Conformant
Tin	PT Tommy Utama*	Indonesia	Conformant
Tin	Resind Industria e Comercio Ltda.	Brazil	Conformant
Tin	Rui Da Hung	Taiwan	Conformant
Tin	Soft Metais Ltda.	Brazil	Conformant
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	Tin Technology & Refining	United States	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant
Tin	Yunnan Tin Company Limited	China	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	China	Conformant
Tungsten	A.L.M.T. Corp.	Japan	Conformant
Tungsten	ACL Metais Eireli	Brazil	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tungsten	Global Tungsten & Powders Corp.	United States	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Conformant
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Conformant
Tungsten	Hydrometallurg, JSC	Russia	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	Kennametal Fallon	United States	Conformant
Tungsten	Kennametal Huntsville	United States	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
Tungsten	Masan Tungsten Chemical LLC (MTC)	Vietnam	Conformant
Tungsten	Moliren Ltd.	Russia	Conformant
Tungsten	Niagara Refining LLC	United States	Conformant

Metal	Smelter or Refinery Name	Location	Status

Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City*	China	Non Conformant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam	Conformant
Tungsten	Unecha Refractory metals plant	Russia	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	Conformant
Tungsten	Woltech Korea Co., Ltd.	South Korea	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	Conformant
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China	Conformant

Appendix B
Aggregated Countries of Origin List

This table sets forth an aggregated list of countries of origin for 3TG metals that may be in our products based on information available from RMI on countries of origin for smelters or refiners that have been validated as Conformant with the RMAP. Due to confidential business information concerns, RMI provides this country of origin information on an aggregated basis. This table reflects information available from RMI as of December 31, 2019. This table does not include country of origin information for any smelters or refiners that have been validated as Conformant solely through the RJC, of which there were nine smelters or refiners as of December 31, 2019.

Argentina	Guyana	Panama
Armenia	Honduras	Papua New Guinea
Australia	Hong Kong	Peru
Austria	Hungary	Philippines
Azerbaijan	Iceland	Poland
Bahamas	India	Portugal
Barbados	Indonesia	Puerto Rico
Belarus	Iran	Romania
Belgium	Ireland	Russia
Benin	Israel	Rwanda
Bolivia	Italy	San Marino
Bolivia	Ivory Coast	Saudi Arabia
Bosnia and Herzegovina	Japan	Senegal
Botswana	Jordan	Serbia
Brazil	Kazakhstan	Sierra Leone
Bulgaria	Kenya	Singapore
Burkina Faso	South Korea	Slovakia
Burundi	Kosovo	Slovenia
Cambodia	Kuwait	Solomon Islands
Cameroon	Kyrgyzstan	Somalia
Canada	Laos	South Africa
Cayman Islands	Latvia	Spain
Chile	Lebanon	Suriname
China	Liberia	Swaziland
Colombia	Libya	Sweden
Democratic Republic of the Congo	Liechtenstein	Switzerland
Croatia	Lithuania	Taiwan
Curacao (Dutch Antilles)	Luxembourg	Tajikistan
Cyprus	Macau	Tanzania
Czech Republic	Madagascar	Thailand
Denmark	Malaysia	Togo
Dominican Republic	Mali	Trinidad and Tobago

Ecuador	Malta	Tunisia
Egypt	Mauritania	Turkey
El Salvador	Mauritius	Uganda
Eritrea	Mexico	Ukraine
Estonia	Mongolia	United Arab Emirates
Ethiopia	Morocco	United Kingdom
Fiji	Mozambique	United States
Finland	Myanmar	Uruguay
France	Namibia	Uzbekistan
Gabon	Netherlands	Vatican City
Gambia, The	New Caledonia	Venezuela
Georgia	New Zealand	Vietnam
Germany	Nicaragua	Yemen
Ghana	Niger	Zambia
Greece	Nigeria	Zimbabwe
Guatemala	Norway
Guinea	Pakistan